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                Exhibit 23.1 - Consent of Independent Auditors

  We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of National Commerce Bancorporation for the registration of its debt securities, preferred stock and common stock, either separately or in units, in one or more offerings up to a total of $300,000,000 and for the registration of 6,000,000 shares of its common stock for the selling shareholders and to the incorporation by reference therein of our report dated February 19, 1999, with respect to the consolidated financial statements of National Commerce Bancorporation incorporated by reference in its Annual report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


                                        /s/ Ernst & Young LLP



Memphis, Tennessee
April 13, 1999